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                                                                     EXHIBIT 2.5

                              TAX SHARING AGREEMENT

                                     BETWEEN

                         AMBASSADORS INTERNATIONAL, INC.

                                       AND

                             AMBASSADORS GROUP, INC.

                                 EFFECTIVE AS OF

                             _________________, 2001


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                                TABLE OF CONTENTS

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                                                                                         Page
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1. DEFINITIONS.....................................................................        1

2. FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS................................        4
         2.1   Preparation of Tax Returns..........................................        5
         2.2   Payment of Taxes....................................................        5
         2.3   Tax Refunds and Carrybacks..........................................        6
         2.4   Allocation of Straddle Period Taxes.................................        7

3. TAX INDEMNIFICATION; TAX CONTESTS...............................................        7
         3.1   Indemnification.....................................................        8
         3.2   Notice of Indemnity.................................................        8
         3.3   Payments............................................................        9
         3.4   Tax Contests........................................................       10

4. COMPENSATION PAYMENTS; OPTIONS;.................................................       10
         4.1   Compensation Payments...............................................       10
         4.2   Stock Options.......................................................       11
         4.3   Change in Law.......................................................       13

5. COOPERATION AND EXCHANGE OF INFORMATION.........................................       12
         5.1   Inconsistent Actions................................................       12
         5.2   Cooperation and Exchange of Information.............................       12
         5.3   Tax Records.........................................................       12

6. MISCELLANEOUS...................................................................       13
         6.1   Authority...........................................................       13
         6.2   Amendment and Execution.............................................       13
         6.3   Counterparts........................................................       13
         6.4   Effectiveness.......................................................       14
         6.5   Effect If Separation And/or Distribution Does Not Occur.............       14
         6.6   Termination.........................................................       14
         6.7   Binding Effect; Assignment..........................................       14
         6.8   Performance.........................................................       14
         6.9   Additional Assurances...............................................       14
         6.10  Entire Agreement....................................................       14
         6.11  Attachments.........................................................       14
         6.12  Descriptive Headings................................................       14
         6.13  Gender and Number...................................................       15
         6.14  Severability........................................................       15
         6.15  Survival of Agreements..............................................       15
         6.16  Governing Law.......................................................       15
         6.17  Notices.............................................................       15
         6.18  Waivers; Remedies...................................................       16
         6.19  Dispute Resolution..................................................       16
         6.20  Force Majeure.......................................................       16
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

                              TAX SHARING AGREEMENT

       This Tax Sharing Agreement (this "Agreement") is entered into as of __________, 2001, between Ambassadors International, Inc., a Delaware corporation ("Ambassadors"), and Ambassadors Group, Inc., a Delaware corporation ("Education"). Capitalized terms used herein have defined meanings as specified in Article 1 or as other wise defined herein or in that certain Master Separation and Distribution Agreement between the parties hereto, dated as of ___________________, 2001 (the "Separation Agreement").

                                    RECITALS

       WHEREAS, Ambassadors currently owns all of the issued and outstanding capital stock of Education; and,

       WHEREAS, the Board of Directors of Ambassadors has determined that it is appropriate and desirable to separate the business of the parties (the "Separation") and to distribute all of the shares of Education common stock pro rata to the holders of Ambassadors common stock (the "Distribution"), all on the terms and conditions contemplated by the Separation Agreement;

       WHEREAS, in connection with the Separation and Distribution, the parties wish to make certain agreements concerning the allocation between the Ambassadors Group and the Education Group of all responsibilities, liabilities and benefits relating to or affecting Taxes paid or payable by either of them for all taxable periods, whether beginning before, on or after the Distribution Date.

       To accomplish the purposes described above, Ambassadors and Education agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings. Any capitalized terms which are not defined in this Agreement shall have the meaning assigned to them in the Separation Agreement.

       1.1. "ACTUALLY REALIZED" shall mean, for purposes of determining the timing of any Taxes (or related Tax cost or benefit) relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the payment, transaction, occurrence or event.

       1.2. "AMBASSADORS" shall have the meaning defined in the preamble.

       1.3. "AMBASSADORS BOARD" shall mean the Board of Directors of Ambassadors or a duly authorized committee thereof.

       1.4. "AMBASSADORS COMMON STOCK"shall mean the common stock, par value $0.01 per share, of Ambassadors.

       1.5. "AMBASSADORS COMMON STOCK OPTIONS" shall mean options to acquire Ambassadors Common Stock.

       1.6. "AMBASSADORS GROUP" has the meaning defined in Section 6.1 of the Separation Agreement.

       1.7. "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

       1.8. "COMPENSATION PAYMENTS" shall mean all non-qualified employee benefit plan and welfare benefit plan payments made by any member of the Education Group under the Employee Matters Agreement.

       1.9. "DISPUTES" has the meaning defined in Section 6.7 of the Separation Agreement.

       1.10. "DISTRIBUTION" has the meaning defined in Section 6.8 of the Separation Agreement.

       1.11. "DISTRIBUTION DATE" has the meaning defined in Section 6.10 of the Separation Agreement.


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       1.12. "EDUCATION COMMON STOCK" shall mean the common stock, par value
       $0.01 per share, of Education.

       1.13. "EDUCATION COMMON STOCK OPTIONS" shall mean options to acquire Education Common Stock.

       1.14. "EDUCATION GROUP EMPLOYEES AND FORMER EMPLOYEES" shall mean individuals (i) who are employees of any member of the Education Group on the date of the event giving rise to a deduction in respect of any Compensation Payments made to such individuals or Stock Options held by such individuals, or (ii) who were employees of any member of the Education Group and were not thereafter employees of any member of the Ambassadors Group.

       1.15. "EDUCATION GROUP" has the meaning defined in Section 6.13 of the Separation Agreement.

       1.16. "EMPLOYEE MATTERS AGREEMENT" shall mean the Employee Matters Agreement dated as of __________, 2001 by and between Ambassadors and Education.

       1.17. "GROUP" shall mean the Ambassadors Group or the Education Group, as the case may be.

       1.18. "INCOME TAX" shall mean (a) any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause
       (i) above, or (b) any U.S. state or local franchise Tax.

       1.19. "INCOME TAX BENEFIT" shall mean for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

       1.20. "INCOME TAX DETRIMENT" shall mean for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax refund or credit as a negative Income Tax liability for purposes of such calculation).

       1.21. "INCOME TAX RETURN" shall mean any Tax Return that relates to Income Taxes.

       1.22. "INDEMNITEE" shall have the meaning defined in Section 3.3.

       1.23. "INDEMNITOR" shall have the meaning defined in Section 3.3.

       1.24. "INDEMNITY ISSUE" shall have the meaning defined in Section 3.3.

       1.25. "IRS" shall mean the Internal Revenue Service.

       1.26. "PRE-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period ending on or before the Distribution Date.

       1.27. "POST-DISTRIBUTION TAX ACT" shall have the meaning defined in
       Section 3.1.1.


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       1.28. "POST-DISTRIBUTION TAXABLE PERIOD" shall mean a taxable period beginning after the Distribution Date.

       1.29. "POST-TAX INDEMNIFICATION PERIOD" shall mean any Post-Distribution Taxable Period and that portion of any Straddle Period that begins on the day after the Distribution Date.

       1.30. "REVERSE TIMING DIFFERENCE" shall mean an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

       1.31. "SEPARATION AGREEMENT" shall mean the Master Separation and Distribution Agreement dated as of __________________, 2001 between Ambassadors and Education.

       1.32. "STOCK OPTIONS" shall mean Ambassadors Common Stock Options and/or Education Common Stock Options.

       1.33. "STRADDLE PERIOD" shall mean a taxable period that includes but does not end on the Distribution Date.

       1.34. "TAX" and "TAXES" shall mean all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever imposed or collected by any governmental entity or political subdivision thereof, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by any Tax Authority.

       1.35. "TAX AUTHORITY" shall mean, with respect to any Tax, any governmental entity, quasi-governmental body or political subdivision thereof that imposes such Tax and the agency (if any) charged with the determination or collection of such Tax for such entity, body or subdivision.

       1.36. "TAX INDEMNIFICATION PERIOD" shall mean any Pre-Distribution Taxable Period and that portion of any Straddle Period that ends on the Distribution Date.

       1.37. "TAX RETURN" shall mean any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax Authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing).

       1.38. "TIMING DIFFERENCE" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

       1.39. "TRANSACTION AGREEMENTS" has the meaning defined in Section 6.27 of the Separation Agreement.

       Any capitalized term not otherwise defined in this Agreement shall have the meaning ascribed to it in the Separation Agreement.


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2. FILING OF TAX RETURNS; PAYMENT OF TAXES; REFUNDS.

       2.1. PREPARATION OF TAX RETURNS.

              2.1.1. UNITED STATES FEDERAL INCOME TAX RETURNS. Ambassadors shall prepare and file or cause to be prepared and filed all U.S. Federal Income Tax Returns (including amendments thereto) which include a member of the Ambassadors Group or a member of the Education Group which are required to be filed for any Pre-Distribution Taxable Period. Education hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Ambassadors as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. federal Income Tax returns. Notwithstanding the foregoing, Ambassadors shall consult with Education before it takes any action that may reasonably be expected to have an adverse tax effect on Education. To the extent there is a disagreement between Ambassadors and Education as to the consequences of an election or filing, the parties agree to resolve such a dispute in the manner prescribed by the Separation Agreement.

              2.1.2. UNITED STATES STATE AND LOCAL INCOME TAX RETURNS.

                     2.1.2.1. Ambassadors shall prepare and file or cause to be prepared and filed all U.S. state and local Income Tax Returns (including amendments thereto) (i) which are required to be filed for any Pre-Distribution Taxable Period which include a member of the Ambassadors Group or a member of the Education Group and (ii) which are required to be filed for any Straddle Period which (a) relate to a member or members of the Ambassadors Group or their respective businesses, assets or activities, or (b) relate to members of each of the Ambassadors Group and the Education Group or their respective businesses, assets or activities. Education hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Ambassadors as its agent to take any and all actions necessary or incidental to the preparation and filing of such U.S. state and local Income Tax Returns.

                     2.1.2.2. All U.S. state and local Income Tax Returns (including amendments thereto) which relate to a member of the Education Group or their respective businesses, assets or activities for all Straddle Periods which are not the responsibility of the Ambassadors Group shall be the responsibility of the Education Group.

              2.1.3. NON-INCOME TAX RETURNS.

                     2.1.3.1. All Tax Returns (including amendments thereto) which are not Income Tax Returns for all Pre-Distribution Taxable Periods and all Straddle Periods shall be the responsibility of the Ambassadors Group if such Tax Returns
                     (i) relate to a member or members of the Ambassadors Group or their respective businesses, assets or activities, or
                     (ii) relate to members of each of the Ambassadors Group and the Education Group or their respective businesses, assets or activities. Education hereby irrevocably designates, and agrees to cause each of its affiliates to so designate, Ambassadors as its agent to take any and all actions necessary or incidental to the preparation and filing of such Tax Returns.

                     2.1.3.2. All Tax Returns (including amendments thereto) which are not Income Tax Returns which relate to a member of the Education Group or their respective businesses, assets or activities for all Pre-Distribution Taxable Periods and Straddle Periods which are not the responsibility of the Ambassadors Group shall be the responsibility of the Education Group.

              2.1.4. POST-DISTRIBUTION DATE TAX RETURNS. All Tax Returns (including amendments thereto) for all Post-Distribution Taxable Periods shall be the responsibility of the Ambassadors Group if such Tax Returns relate to a member or members of the Ambassadors Group or their respective businesses, assets or activities, and shall be the responsibility of the Education Group if such Tax Returns relate to a member or members of


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              the Education Group or their respective businesses, assets or activities.

              2.1.5. CONSISTENT WITH PAST PRACTICE; REVIEW BY NON-RESPONSIBLE PARTY. Unless Ambassadors and Education otherwise agree in writing, all Tax Returns (including amendments thereto) described in this Section 2.1 filed after the date of this Agreement, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar matters have been filed. Upon the request of the non-responsible party, the party responsible under this Section 2.1 for preparation of a particular Tax Return shall make available a draft of such Tax Return (or relevant portions thereof) for review and comment by such non-responsible party. Subject to the provisions of this Agreement, all decisions relating to the preparation of Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such preparation.

       2.2. PAYMENT OF TAXES.

              2.2.1. UNITED STATES FEDERAL INCOME TAXES. Except as otherwise provided in this Agreement, Ambassadors shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated U.S. federal Income Tax liability for all Pre-Distribution Taxable Periods of all members of the Ambassadors Group and the Education Group.

              2.2.2. UNITED STATES STATE AND LOCAL INCOME TAXES. Except as otherwise provided in this Agreement:

                     2.2.2.1. Ambassadors shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the U.S. state and local Income Tax liability (i) for all Pre-Distribution Taxable Periods of all members of the Ambassadors Group and the Education Group and (ii) for all Straddle Periods which relate to (a) a member or members of the Ambassadors Group or their respective businesses, assets or activities, or
                     (b) members of each of the Ambassadors Group and the Education Group or their respective businesses, assets or activities, provided, however, that Education, on behalf of the Education Group, hereby assumes and agrees to pay directly to or at the direction of Ambassadors, at least two days prior to the date payment (including estimated payment) thereof is due, the portion of such U.S. state and local Income Taxes for that portion of any Straddle Period which begins on the day after the Distribution Date which relates to a member of the Education Group or its business, assets or activities.

                     2.2.2.2. Education shall pay or cause to be paid, on a timely basis, all U.S. state and local Income Taxes for all Straddle Periods which relate to a member of the Education Group, its business, assets or activities which are not the responsibility of the Ambassadors Group other than any U.S. state and local Income Taxes imposed in connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution.

              2.2.3. NON-INCOME TAXES. Except as otherwise provided in this
              Agreement:

                     2.2.3.1. Ambassadors shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the non-Income Tax liability for all Pre-Distribution Taxable Periods and Straddle Periods which relate to (i) a member or members of the Ambassadors Group or their respective businesses, assets or activities, or (ii) members of each of the Ambassadors Group and the Education Group or their respective businesses, assets or activities; and

                     2.2.3.2. Education shall pay or cause to be paid, on a timely basis, all non-Income Taxes for all Straddle Periods which relate to the Education Group business, assets or activities which are not the responsibility of the Ambassadors Group other than any non-Income Taxes imposed in connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution.


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              2.2.4. POST-DISTRIBUTION DATE TAXES. Except as otherwise provided in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

              2.2.5. CREDIT FOR PRIOR TAX PAYMENTS. To the extent any member of a Group has made a payment of Taxes (including estimated Taxes) on or before the Distribution Date, the party liable for paying such Taxes under this Agreement shall be entitled to treat the payment as having been paid or caused to have been paid by such party, and such party shall not be required to reimburse the party which actually paid such Taxes.

              2.2.6. RESPONSIBILITY FOR PAYMENT; NOTICE OF PAYMENT DUE. Although Ambassadors or Education may be responsible for paying a particular Tax liability, Ambassadors and Education may agree that the actual payment to a Taxing Authority of certain Tax liabilities will be made by the non-responsible party. Ambassadors and Education may agree to prepare a schedule setting forth such Tax liabilities and may agree from time to time to additions or deletions from such schedule. In each case where Ambassadors or Education, as the case may be, is required to make payment of Taxes to the other party, Ambassadors or Education, as the case may be shall notify the other party as to the amount of Taxes due from the other party at least five days prior to the date payment (including estimated payment) is due.

       2.3. TAX REFUNDS AND CARRYBACKS.

              2.3.1. RETENTION AND PAYMENT OF TAX REFUNDS. Except as otherwise provided in this Agreement, Ambassadors shall be entitled to retain, and to receive within ten days after Actually Realized by the Education Group, the portion of all refunds or credits of Taxes for which the Ambassadors Group is liable pursuant to
              Section 2.2 or Section 3.1.1 or is treated as having paid or caused to have been paid pursuant to Section 2.2.6, and Education shall be entitled to retain, and to receive within ten days after Actually Realized by the Ambassadors Group, the portion of all refunds or credits of Taxes for which the Education Group is liable pursuant to Section 2.2 or Section 3.1.2 (including all non-Income Taxes for which Education would have been liable pursuant to Section 2.2.4 had such non-Income Taxes been due and not paid) or is treated as having paid or caused to have been paid pursuant to Section 2.2.6. The amount of any refund or credit of Taxes to which Ambassadors or Education is entitled to retain or receive pursuant to the foregoing sentence shall be reduced to take account of any Taxes incurred by the Education Group, in the case of a refund or credit to which Ambassadors is entitled, or the Ambassadors Group, in the case of a refund or credit to which Education is entitled, upon the receipt of such refund or credit.

              2.3.2. CARRYBACKS. Unless the parties otherwise agree in writing, Education shall elect and shall cause each member of the Education Group to elect, where permitted by law, to carry forward any net operating loss, net capital loss, charitable contribution or other item arising after the Distribution Date that could, in the absence of such election, be carried back to a Pre-Distribution Taxable Period. Except as otherwise provided in this Agreement, notwithstanding the provisions of Section 2.3.1, (i) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Education Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Education Group, and (ii) any refund or credit of Taxes resulting from the carryback of any item of Taxes attributable to the Ambassadors Group arising in a Post-Tax Indemnification Period to a Tax Indemnification Period shall be for the account and benefit of the Ambassadors Group. Notwithstanding the foregoing, if the carrybacks from the same year are filed by both parties and the carrybacks exceed the amount refundable for such period, the benefits of such carrybacks shall be allocated under the principles of Section 1.1502-21(b)(1) of the consolidated return regulations.

              2.3.3. REFUND CLAIMS. Ambassadors shall be permitted to file at Ambassadors's sole expense, and Education


                                       6
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              shall reasonably cooperate with Ambassadors in connection with, any claims for refund of Taxes to which Ambassadors is entitled pursuant to this Section 2.3 or any other provision of this Agreement. Ambassadors shall reimburse Education for any reasonable out-of-pocket costs and expenses incurred by any member of the Education Group in connection with such cooperation. Education shall be permitted to file at Education's sole expense, and Ambassadors shall reasonably cooperate with Education in connection with, any claims for refunds of Taxes to which Education is entitled pursuant to this Section 2.3 or any other provision of this Agreement. Education shall reimburse Ambassadors for any reasonable out-of-pocket costs and expenses incurred by any member of the Ambassadors Group in connection with such cooperation.

       2.4. ALLOCATION OF STRADDLE PERIOD TAXES. In the case of any Straddle
       Period:

              2.4.1. the Taxes of a member of the Ambassadors Group or the Education Group or its business, assets or activities for that portion of any Straddle Period beginning after the Distribution Date shall be computed on a "closing-of-the-books" basis as if such taxable period began on the day after the Distribution Date, and, in the case of any Taxes of a member of the Ambassadors Group or the Education Group or its business with respect to any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity began as of the day after the Distribution Date; and

              2.4.2. the Taxes of the Ambassadors Group and the Education Group with respect to any Tax Return for a Straddle Period which includes a member of each of the Ambassadors Group and the Education Group or their respective businesses, assets or activities shall be allocated between the Ambassadors Group, on the one hand, and the Education Group, on the other hand, determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

3. TAX INDEMNIFICATION; TAX CONTESTS.

       3.1. INDEMNIFICATION.

              3.1.1. AMBASSADORS INDEMNIFICATION. Subject to Section 3.1.2, Ambassadors shall indemnify, defend and hold harmless each member of the Education Group and each of their respective shareholders, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                     3.1.1.1. all Taxes of the Ambassadors Group;

                     3.1.1.2. all Taxes of the Education Group for all Pre-Distribution Taxable Periods and all Straddle Periods for which Ambassadors is liable pursuant to Section 2.2;

                     3.1.1.3. all liability as a result of Treasury Regulation
                     Section 1.1502-6(a) (which imposes several liability on members of an affiliated group that file a U.S. federal consolidated Income Tax return) or comparable U.S. state or local provision for Income Taxes of any person which is or has ever been affiliated with any member of the Ambassadors Group or with which any member of the Ambassadors Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Income Tax Return for any Tax period ending on or before or including the Distribution Date;

                     3.1.1.4. all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Ambassadors Group of any representation, warranty, covenant or obligation under this Agreement;

                     3.1.1.5. all liability for a breach by any member of the Ambassadors Group of any representation, warranty, covenant or obligation under this Agreement;


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                     3.1.1.6. all Income Taxes and non-Income Taxes imposed in
                     connection with the transactions contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution; and

                     3.1.1.7. all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

                     3.1.1.8. all Taxes imposed in connection with any action or failure to act by Ambassadors as agent for Education relating to Sections 2.1 and 2.2 herein.

       Notwithstanding the foregoing, Ambassadors shall not indemnify, defend or hold harmless any member of the Education Group from any liability for Taxes (other than Taxes resulting from (i) the failure of the Distribution to qualify as a reorganization described in Section 368(a)(1)(D) of the Code, or (ii) the failure of the Distribution to qualify as tax-free to Ambassadors under Section 361(c) or Section 355(c) of the Code) attributable to any action (including the making of an election under Section 338 of the Code) taken by or with respect to any member of the Education Group after the Distribution (other than any such action expressly required or otherwise expressly contemplated by the Transaction Agreements or any other agreement entered into for the purpose of implementing the Distribution or taken in the ordinary course of business) (a "Post-distribution Tax Act").

              3.1.2. EDUCATION INDEMNIFICATION. Education shall be liable for, and shall indemnify, defend and hold harmless each member of the Ambassadors Group and each of the respective shareholders, directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing from and against:

                     3.1.2.1. all Taxes of any member of the Education Group (other than Taxes for which Ambassadors provides indemnification pursuant to Section 3.1.1);

                     3.1.2.2. all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Education Group of any representation, warranty, covenant or obligation under this Agreement;

                     3.1.2.3. all liability for a breach by any member of the Education Group of any representation, warranty, covenant or obligation under this Agreement;

                     3.1.2.4. all Taxes attributable to a Post-Distribution Tax Act;

                     3.1.2.5. all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing; and

                     3.1.2.6. all Taxes for any Tax period (whether beginning before, on or after the Distribution Date) that would not have been payable but for the breach by any member of the Education Group of any representation, warranty, or covenant made to the IRS in connection with Ambassadors' request for a private letter ruling from the IRS.

              3.2. NOTICE OF INDEMNITY. Whenever a party hereto (hereinafter an "Indemnitee") becomes aware of the existence of an issue raised by any Tax Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of its Group for any Tax period or require a payment hereunder by the other party (hereinafter an "Indemnity Issue"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "Indemnitor") of such Indemnity Issue. The failure of the Indemnitee to give such notice shall not relieve the Indemnitor of its obligations under this Agreement, except to the extent such Indemnitor or a member of its Group is actually prejudiced by such failure to give notice.

       3.3. PAYMENTS.

              3.3.1. TIMING ADJUSTMENTS.

                     3.3.1.1. Timing Differences. If a Tax audit proceeding or an amendment of a Tax Return results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation Ambassadors has or would otherwise have under Section 3.1.1 and/or an increase in the amount of a Tax refund or credit to which Ambassadors is entitled under Section 2.3, then in each Post-Tax Indemnification Period in which the Education Group Actually Realizes an Income Tax Detriment, Ambassadors shall pay to Education an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which Ambassadors shall be required to make under this Section 3.3.1.1 with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the Ambassadors Group for all taxable periods and the Education Group for all Tax Indemnification Periods as a result of such Timing Difference. Ambassadors shall make all such payments within ten days after Education notifies Ambassadors that the relevant Income Tax Detriment has been Actually Realized.

                     3.3.1.2. Reverse Timing Differences. If a Tax audit proceeding or an amendment to a Tax Return results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity payment obligation of Ambassadors under Section 3.1 and/or a decrease in the amount of a Tax refund or credit to which Ambassadors is or would otherwise be entitled under Section 2.3, then in each Post-Tax Indemnification Period in which the Education Group Actually Realizes an Income Tax Benefit, Education shall pay to Ambassadors within ten days after Education has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit, provided, however, that the aggregate payments which Education shall be required to make under this Section
                     3.3.1.2 with respect to Reverse Timing Differences shall not exceed the aggregate amount of the Income Tax Detriments realized by the Education Group and the Ambassadors Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

              3.3.2. TIME FOR PAYMENT. Except as otherwise provided in this
              Section 3.3.2, any indemnity payment required to be made pursuant to this Agreement shall be paid within thirty days after the indemnified party makes written demand upon the indemnifying party, provided that in no event shall such payment be required to be made earlier than five business days prior to the date on which the relevant Taxes (including estimated Taxes) are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Tax Authority. Notwithstanding any other provision in this Agreement, to simplify the administration of this Agreement, the payment of any amount less than $100,000 required to be made pursuant to this Agreement by one party hereto to another party hereto need not be made to such other party prior to thirty days following the later of (i) the close of the calendar quarter during which such payment obligation arose and (ii) the day during such calendar quarter when the aggregate amount of all such less than $100,000 payment obligations arising during such calendar quarter exceeds $500,000. Unless otherwise specified by the recipient for items exceeding $250,000, any such payment may be made on a net Tax basis (i.e., reduced to take account of any net Tax benefit to be realized by the recipient (computed at the effective Tax rate set forth in Section 3.3.3) to the extent such recipient is entitled to a corresponding deduction.

              3.3.3. PAYMENTS NET OF TAXES AND TAX BENEFITS. The amount of any payment under this Agreement shall be (i) reduced to take into account any net Tax benefit realized by the recipient's Group arising from the incurrence or payment by such recipient's Group of any amount in respect of which such payment is made and (ii) increased to take into account any net Tax cost incurred by the recipient's Group as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the recipient as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of accrual of any payment hereunder. In determining the amount of any such Tax benefit or Tax cost, the recipient's Group shall be deemed to be subject to (i) U.S. federal Income Taxes and foreign Income Taxes at the maximum statutory rate then in effect and (ii) U.S. state and local Income Taxes at an assumed rate of Five percent net of U.S. federal Income Tax benefits. Except as otherwise provided in this Agreement or unless the parties otherwise agree to an alternative method for determining the present value of any such anticipated Tax benefit or Tax cost, any payment hereunder shall initially be made without regard to this section and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the recipient's Group has Actually Realized such Tax cost or Tax benefit.

              3.3.4. RIGHT TO OFFSET. Any party making a payment under this Agreement shall have the right to reduce any such payment by any undisputed amounts owed to it by the other party to this Agreement.

              3.3.5. CHARACTERIZATION OF PAYMENTS. It is the intention of the parties to this Agreement that payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to the assets and liabilities transferred thereunder, and the parties shall not take any position inconsistent with such intention before any Tax Authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

       3.4. TAX CONTESTS. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (i) in all conferences, meetings and proceedings with any Tax Authority, the subject matter of which is or includes an Indemnity Issue and (ii) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The party who has responsibility for filing the Tax Return under this Agreement (the "Responsible Party") with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Tax Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. Notwithstanding any other provision of this Agreement, if Ambassadors has materially satisfied its obligations under this Agreement and if Education fails to permit Ambassadors to control any audit or proceeding regarding any Indemnity Issue relating to (i) the qualification of the Distribution as a "reorganization" within the meaning of Section 368(a)(1)(D) of the Code or as tax-free to Ambassadors under Section 361(c) or Section 355(c) of the Code, or (ii) the qualification of any transactions undertaken pursuant to the Transaction Agreements as transactions described in Section 355 of the Code, "reorganizations" within the meaning of Section 368(a)(1)(D) of the Code or as otherwise tax-free transactions, then Ambassadors shall not be liable for and shall not indemnify the Education Group for any Tax deficiency resulting from an adverse determination of such Indemnity Issue.

4. COMPENSATION PAYMENTS; OPTIONS.

       4.1. COMPENSATION PAYMENTS.

              4.1.1. TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless Ambassadors and Education otherwise agree in writing, the Education Group (and not the Ambassadors Group) shall claim the post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Education Group to Education Group Employees and Former Employees, and the Ambassadors Group (and not the Education Group) shall claim the post-Distribution Date Tax deductions in respect of Compensation Payments paid by the Ambassadors Group to Education Group Employees and Former Employees.

              4.1.2. NOTICES, WITHHOLDING, REPORTING. The party responsible for making the Compensation Payments pursuant to the Employee Matters Agreement shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection with the Compensation Payments made to all Education Group Employees and Former Employees.

              4.1.3. TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of
              Section 4.1.1, in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to Section

              4.6, that all or a portion of the Tax deductions in respect of Compensation Payments paid to Education Group Employees or Former Employees was not available to the party claiming the Tax deduction, then the appropriate party shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to the party which had previously claimed such Tax deduction, within ten days after such Tax deduction has been Actually Realized by the such appropriate party, the amount of the resulting Tax benefit to such appropriate party. Any such reimbursement payment shall be made based on the actual rate paid by the taxpayer.

       4.2. STOCK OPTIONS.

              4.2.1. STOCK OPTION ADJUSTMENTS AND GRANTS. Pursuant to the terms of the Employee Matters Agreement, Ambassadors Common Stock Options outstanding at the time of the Distribution will be adjusted as follows:

                     4.2.1.1. Ambassadors Common Stock Options held by employees of the Ambassadors Group at the time of the Distribution will be adjusted as to the number of shares of common stock underlying such options and exercise price so as to preserve the intrinsic value of such options prior to the Distribution;

                     4.2.1.2. Ambassadors Common Stock Options held by employees of Education Group at the time of the Distribution will be exchanged for Education Common Stock Options. The number of shares underlying the Education Common Stock Options and the exercise price of the Education Common Stock Options will be adjusted so as to preserve the intrinsic value of the Ambassadors Common Stock Options prior to the Distribution.

              4.2.2. TAX DEDUCTIONS. Notwithstanding anything to the contrary in this Agreement, unless the IRS issues a contrary private letter ruling to Ambassadors or Education, or Ambassadors and Education otherwise agree in writing, (i) the Ambassadors Group (and not the Education Group) shall claim the post-Distribution Date Tax deductions in respect of Ambassadors Common Stock Options and (ii) the Education Group (and not the Ambassadors Group or the Boeing Group) shall claim any post-Distribution Date Tax deductions in respect of Education Common Stock Options.

              4.2.3. NOTICES, WITHHOLDING, REPORTING.

                     4.2.3.1. Ambassadors shall promptly notify Education of any post-Distribution Date event giving rise to income to any Education Group Employees and Former Employees in connection with the Ambassadors Common Stock Options and, if required by law, Education shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Ambassadors shall within ten days of demand thereof reimburse Education for all reasonable out-of-pocket expenses incurred in connection with the Ambassadors Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Education shall use reasonable efforts to collect any such amounts required to be paid by Education Group Employees and Former Employees from such Education Group Employees and Former Employees.

                     4.2.3.2. Education shall promptly notify Ambassadors of any post-Distribution Date event giving rise to income to any non-Education Group Employees and Former Employees in connection with the Education Common Stock Options and, if required by law, Ambassadors shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Education shall within ten days of demand thereof reimburse Ambassadors for all reasonable out-of-pocket expenses incurred in connection with the Education Common Stock Options, including with respect to incremental Tax reporting obligations and any incremental employment Tax obligations; provided that Ambassadors shall use reasonable efforts to collect any such amounts required to be paid by non-Education Group Employees and Former Employees from such non-Education Group Employees and Former Employees.

              4.2.4. TAX AUDIT ADJUSTMENTS. Notwithstanding the provisions of
              Section 4.2.2, in the event a Tax audit
              proceeding shall determine (by settlement or otherwise) that all or a portion of the Tax deductions in respect of Ambassadors Common Stock Options or Education Common Stock Options should have been claimed by the Education Group or the Ambassadors Group, respectively, the Education Group or the Ambassadors Group, respectively, shall claim such Tax deductions (by an amended Tax Return or otherwise) and shall pay to Ambassadors or Education, as the case may be, the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the Education Group or the Ambassadors Group, as the case may be.

       4.3. CHANGE IN LAW. Notwithstanding the agreement with respect to reporting of Tax items and the claiming of the deductions set forth in
       Article 4 of this Agreement, neither the Ambassadors Group nor the Education Group shall have any obligation to report any such Tax items or claim such deductions as set forth in such Article in the event that either such party determines, based on an opinion of tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items or claiming such deductions on a Tax Return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Group provides prompt notice to the other Group of any such determination.

5. COOPERATION AND EXCHANGE OF INFORMATION.

       5.1. INCONSISTENT ACTIONS. Each party to this Agreement agrees (i) to, and to cause each of the relevant members of its Group to, report the Distribution as a transaction described in Section 368(a)(1)(D) or
       Section 355(c) of the Code on all Tax Returns and other filings, (ii) to use its best efforts to ensure that the Distribution receives such treatment for U.S. federal Tax purposes and (iii) that, unless it has obtained the prior written consent of the other party, it (and the members of its Group) shall not take any action inconsistent with, or fail to take any action required by, the Transaction Agreements.

       5.2. COOPERATION AND EXCHANGE OF INFORMATION. Each party hereto agrees to provide, and to cause each member of its Group to provide, such cooperation and information as such other party shall request, on a timely basis, in connection with the preparation or filing of any Tax Return or claim for Tax refund not inconsistent with this Agreement or in conducting any Tax audit, Tax dispute, or otherwise in respect of Taxes or to carry out the provisions of this Agreement. To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the non-exclusive designation of an officer of Ambassadors as an officer of Education and each of its affiliates for the purpose of signing Tax Returns, cashing refund checks, pursuing refund claims, dealing with Tax Authorities and defending audits as well as promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Tax Authority which relate to the Education Group for the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Tax Authorities, including without limitation, foreign Tax Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Subject to the rights of the Education Group under the other provisions of this Agreement, such officer shall have the authority to execute powers of attorney (including Form 2848) on behalf of each member of the Education Group with respect to Tax Returns for the Tax Indemnification Period. Each party to this Agreement shall make, or shall cause its affiliates to make, its employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

       5.3. TAX RECORDS.

              5.3.1. Ambassadors and Education agree to (and to cause each member of their respective Group to) (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto existing on the date hereof or created through the Distribution Date, for a period of at least ten years following the Distribution Date and
              (ii) allow the party to this Agreement, at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, as Ambassadors and Education may reasonably deem necessary or appropriate from time to time. In addition, after the expiration of such ten-year period, such Tax Returns, related schedules and workpapers, and material records shall not be destroyed or otherwise disposed of at any time, unless, prior to such destruction or disposal, (A) the party proposing to destroy or otherwise dispose of such records shall provide no less than 30 days' prior written notice to the other party, specifying in reasonable detail the records proposed to be destroyed or disposed of and (B) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the records proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such requested records at the expense of the party requesting such records.

              5.3.2. Notwithstanding anything in this Agreement to the contrary, if any party fails to comply with the requirements of Section
              5.3.1 hereof, the party failing so to comply shall be liable for, and shall hold the other party, harmless from, any Taxes (including without limitation, penalties for failure to comply with the record retention requirements of the Code) and other costs resulting from such party's failure to comply.

6. MISCELLANEOUS.

       6.1. AUTHORITY. Each of the parties hereto represents to the other that
       (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

       6.2. AMENDMENTS AND EXECUTION. The Boards of Directors of Education and Ambassadors may mutually agree to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively, to such extent and in such manner as the Boards mutually deem advisable. Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals. This Agreement and amendments hereto shall be in writing and executed on behalf of Ambassadors and Education by their respective duly authorized officers and representatives.

       6.3. COUNTERPARTS. This Agreement, including any attachments hereto and the other documents referred to herein, may be executed via facsimile or otherwise in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

       6.4. EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

       6.5. EFFECT IF SEPARATION AND/OR DISTRIBUTION DOES NOT OCCUR. If the Separation and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Separation Date and/or Distribution Date, or otherwise in connection with the Separation and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Education and Ambassadors.

       6.6. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the time of Distribution by and in the sole discretion of the Ambassadors Board of Directors without the approval of Education or of Ambassadors's shareholders. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

       6.7. BINDING EFFECT; ASSIGNMENT. Except for the provisions of Article 3 relating to Tax Indemnification, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

       6.8. PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Group.

       6.9. ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

       6.10. ENTIRE AGREEMENT. This Agreement, the Separation Agreement, all other Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict relating to Taxes between the provisions of this Agreement and the provisions of the Separation Agreement or any other Transaction Agreement, the provisions of this Agreement shall control.

       6.11. ATTACHMENTS. All attachments hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the attachments hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

       6.12. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

       6.13. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

       6.14. SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law and effect the original intent of the parties.

       6.15. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the time of Distribution.

       6.16. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules. The Superior Court of Los Angeles County and/or the United States District Court for the Southern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 4.6 of the Separation Agreement.

       6.17. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally,
       (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with a nationally recognized overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to:

       If to Ambassadors:                           With a copy to:

       Ambassadors International, Inc.              Gerald M. Chizever, Esq.
       1071 Camelback Street                        Richman, Mann, Chizever, Philips & Duboff
       Newport Beach, California 92660              9601 Wilshire Blvd., Penthouse Suite
       Facsimile:                                   Beverly Hills, CA 90210
                                                    Facsimile: 310 274-2831

       If to Education:                             With a copy to:

       Ambassadors Group, Inc.                      Gerald M. Chizever, Esq.
       Dwight D. Eisenhower Building                Richman, Mann, Chizever, Philips & Duboff
       110 South Ferrall Street                     9601 Wilshire Blvd., Penthouse Suite
       Spokane, Washington 99202                    Beverly Hills, CA 90210
       Facsimile:                                   Facsimile: 310 274-2831

       Ambassadors and Education may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this section.

       6.18. WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or equity.

       6.19. DISPUTE RESOLUTION. Any and all controversies, disputes or claims arising out of, relating to, in connection with or resulting from this Agreement (or any amendment thereto or any transaction contemplated hereby or thereby), including as to its existence, interpretation, performance, non-performance, validity, breach or termination, including any claim based on contract, tort, statute or constitution and any claim raising questions of law, whether arising before or after termination of this Agreement, shall be deemed a Dispute as defined in the Separation Agreement and shall be resolved exclusively by, in accordance with, and subject to the limitations set forth in the Separation Agreement.

       6.20. FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

Ambassadors International, Inc.         Ambassadors Group, Inc.,
a Delaware corporation                  a Delaware corporation

By:                                     By:
   ----------------------------------      -------------------------------------

Title:                                  Title:
      -------------------------------         ----------------------------------


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